EXHIBIT 99.1

Heritage Oaks Bancorp Announces Results for the First Quarter, 2012 and Termination of the Bank's Consent Order With the California Department of Financial Institutions and the FDIC

  First quarter net income was $1.6 million, $2.5 million below fourth quarter, 2011
  Provision for loan losses was $3.3 million, up $2.6 million due primarily to a single loan relationship
  Allowance for loan losses was $19.8 million or 3.07% of gross loans reflecting119% coverage over non-performing loans
  Net interest margin increased to 4.72%, 5 basis points above prior quarter
  Total deposits increased $20.2 million or 2.6% over fourth quarter, 2011 to $806.4 million while gross loans remained flat to prior quarter at $645 million
  The Company released $0.8 million from its deferred tax asset valuation reserve in first quarter 2012 as compared to $1.5 million released in fourth quarter, 2011
  Effective April 16, 2012, the FDIC and California Department of Financial Institutions terminated the Joint Consent Order issued on March 4, 2010

PASO ROBLES, Calif., April 23, 2012 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company"), (Nasdaq:HEOP), the parent company of Heritage Oaks Bank (the "Bank"), today reported net income of $1.6 million, $2.5 million less than fourth quarter, 2011 and $1.1 million higher than first quarter, 2011. The decrease in net income from prior quarter was driven by a $2.6 million increase in provision for loan losses, which resulted from deterioration in one loan relationship. Also contributing to the linked-quarter decrease was a $0.7 million decline in the level of deferred tax asset valuation allowance reversal in the first quarter of 2012 as compared to the prior quarter. The net income in first quarter represented six consecutive quarters of profitability. After incorporating accrued dividends and accretion on preferred stock of $0.4 million, the net income applicable to common shareholders for first quarter was $1.2 million. Net income per basic and diluted common share was $0.05 in the first quarter; $0.11 and $0.10 less than the basic and diluted earnings per share, respectively, reported in the fourth quarter, 2011.

On a pre-tax, pre-loan loss provision basis, the Company earned $4.5 million in the first quarter, $0.4 million less than the fourth quarter, 2011. This decrease was due to $0.2 million less net interest income and $0.7 million less in non-interest income, due to $0.5 million less gain on sale of securities and $0.2 million less in mortgage gain on sale and origination fees. Partly offsetting these declines was $0.5 million less in non-interest expenses.

The increase in the provision for loan losses in the first quarter of 2012 is largely attributable to deterioration in a single credit relationship, which aggregates to over $10.0 million. Although the borrower had been performing under the terms of the related loans, it became apparent during the first quarter that repayment in full upon the loans' maturity date in the second quarter of 2012 would not occur. Accordingly, the related loans were downgraded to substandard, transferred to non-accrual status, determined to be impaired and an appropriate provision was recorded according to a collateral-based specific reserve analysis. In addition, this single credit relationship also drove higher levels of classified and non-accrual loans which have been declining over the past four quarters. Both the level of special mention loans and delinquent loans greater than 30 days declined in first quarter.

Effective April 16, 2012, the FDIC and California Department of Financial Institutions ("DFI") terminated the Joint Consent Order ("Order") issued March 4, 2010. In connection with the termination of the Order, the Bank's Board of Directors executed a Memorandum of Understanding ("MOU") with the FDIC and DFI. Under the MOU, the Bank committed to continue to: maintain a minimum Tier 1 Leverage Ratio of 10%; obtain regulatory approval for any dividend payments from the Bank; obtain regulatory approval for the opening of new branch locations; and continue to make progress in improving credit quality and processes. The lifting of the Order reflects the progress the Bank has made in improving credit quality, strengthening capital, enhancing oversight and hiring qualified management as stated in the terms of the Order. "The removal of the Order is testament to the hard work of the entire Heritage Oaks Bank team in addressing the requirements of the Order. Our capital position has been strengthened, the Bank's profitability has improved, and we will continue to focus on improving credit quality and operating efficiency," said Simone Lagomarsino, CEO and President.

"In line with our strategic objectives, first quarter progress was notable in several areas including termination of the Consent Order, improving operating efficiency and growing the business. We are on track to consolidate three of our smaller branches into other nearby branches in second quarter and we have continued to rationalize and flatten the organizational structure. We have also completed the acquisition of our Paso Robles headquarters' building, main branch and 2 other branches at favorable terms that will help lower operating costs today and, increasingly over the longer term. From a business growth perspective, our branches had excellent success in contributing to the $20.2 million increase in deposits this quarter. We also identified and leased a new location as our entry point into Ventura County with a new loan production office which will open in June, 2012.  The size and opportunity in the Ventura County market is greater than the size and opportunity in Santa Barbara and San Luis Obispo Counties combined. In addition, we have just hired a team of 5 seasoned loan officers to accelerate growth in our SBA and agricultural lending portfolios," concluded Ms. Lagomarsino.

First Quarter Operating Results

Net interest income was $10.7 million in the first quarter, down $0.2 million from fourth quarter as average securities balances were lower in first quarter driven by a decline in deposit balances in the prior quarter, partially offset by higher net interest margin in the first quarter, 2012. A $20.2 million increase in deposits that occurred in March, helped to increase the level of investment securities in the same month which should benefit net interest income in the coming quarter. Net interest margin reached 4.72%, up 5 basis points from the prior quarter. We continue to anticipate some net interest margin pressure in future periods due to the competitive environment for loan relationships, refinance activity and the mix of our earning assets. Partly offsetting net interest margin pressure has been the steady decline in cost of deposits, which has been declining nearly 6 basis points on average each quarter for the last 5 quarters, largely as the result of:  certificates of deposit renewing at lower rates or transferring into other lower cost deposit types at maturity, favorable composition of deposits with a large percentage of low cost demand deposits, and the pricing strategy.

Non-interest income totaled $2.5 million in the first quarter, $0.7 million lower on a linked-quarter basis. The decrease was primarily due to a reduction in the volume of security sales, which reduced the level of gains realized from $0.8 million in fourth quarter, 2011 to $0.3 million in first quarter, 2012 and $0.2 million less in mortgage gain on sale and origination fees.  Fourth quarter, 2011 security gains were particularly strong as the Company took the opportunity to sell off some of its older, less liquid, odd-lot municipal bonds at substantial gain. Mortgage origination and sales volumes were $41.1 million in the first quarter, $7.6 million less than the prior quarter.

Non-interest expense declined $0.5 million from prior quarter. This decrease is primarily due to $0.2 million write-down on foreclosed assets in prior quarter versus no write-downs in first quarter, $0.1 million less in audit and tax service expense, $0.3 million less consulting costs and $0.1 million less in general operating costs.  Partly offsetting these declines was a $0.3 million increase in salaries and benefits mainly attributable to severance cost associated with the three branch closures and flattening of the organizational structure.  As noted last quarter, non-interest expenses are anticipated to contract as credit quality continues to improve, FDIC deposit insurance costs decline in second half of 2012, and the recent cost reduction strategies impact a full quarter, partially offset by recent sales staff hires.

The Company recorded a $0.4 million provision for income taxes for the first quarter, 2012 and released $0.8 million from the deferred tax asset valuation reserve as a credit to income tax expense, resulting in a net income tax benefit of $0.4 million. The remaining deferred tax asset valuation allowance was $4.8 million on March 31, 2012. To the extent the Company returns to more normalized credit provisioning and is confident that it will return to a cumulative three year earnings position, the valuation allowance will be reversed. The deferred tax asset valuation allowance is discussed in more detail later in this press release.

On a pre-tax basis, first quarter, 2012 earnings were $1.2 million, down $3.0 million from prior quarter. Excluding the provision for loan losses the first quarter pre-tax, pre-provision for loan loss earnings were $4.5 million, down $0.4 million from prior quarter and up $1.8 million or 65% above first quarter, 2011.

Asset Quality:  Non-accrual loans increased $4.3 million to $16.7 million and total non-performing assets increased $4.2 million to $17.6 million since year-end 2011. Both categories were driven higher by the transfer into non-accrual of the single credit relationship mentioned earlier.  Non-performing loans to gross loans was 2.58% and non-performing loans to total assets was 1.65% in first quarter in comparison to 4.07% and 2.80%, respectively, at the end of the first quarter, 2011.  Non-performing assets to total assets was 1.74%, up from 1.35% in prior quarter and improved from 3.43% from first quarter, 2011.  The negative change in these ratios from prior quarter was primarily due to the single credit relationship previously disclosed.  All of the loans included in this single credit relationship were accruing and designated as special mention loans at the end of 2011.  Excluding this single credit relationship, the non-accrual loan balance would have declined $4.9 million or 40% from prior quarter's $12.4 million balance. The Company is vigorously pursuing all avenues in an effort to recoup all amounts owed on these loans.

Classified Loans in first quarter were $61.1 million, up $7.1 million from prior quarter, yet $13.7 million below first quarter, 2011. The negative variance is primarily due to the single credit relationship mentioned earlier.  Classified assets, inclusive of classified loans, were $62.3 million, $2.3 million above fourth quarter, 2011 and $19.5 million below first quarter, 2011. The $2.3 million increase in classified assets on a linked quarter basis was impacted by the downgrade of the single large loan relationship which was partially offset by sale of the $4.3 million of classified loans, previously marked to fair value in the fourth quarter of 2011, and first quarter 2012 total gross charge-offs of $3.1 million. Of the $61.1 million of classified loans, $44.5 million or 72.7% were still accruing.

Other Real Estate Owned at March 31, 2012 was $0.9 million, flat to the prior quarter. Loans delinquent 30-89 days have remained very low for several quarters at $0.6 million or 0.1% of total gross loans in first quarter as compared to $0.8 million or 0.1% in prior quarter. Troubled debt restructures ("TDRs") were $3.1 million at quarter-end, down $0.6 million from fourth quarter, 2011.

Provision for loan losses increased from $0.7 million in the fourth quarter, 2011 to $3.3 million in the first quarter this year. Excluding the impact of the previously mentioned single credit relationship noted earlier, the provision for loan losses would have declined by $1.8 million due to continued improvement in historical loss rates and qualitative factors which drive the general reserve calculation. Gross charge-offs totaled $3.1 million a portion of which is derived from the single credit relationship previously described. First quarter credit recoveries were $0.2 million resulting in total net charge-offs of $2.9 million or 1.75% of average total loans on an annualized basis.

At March 31, 2012 the allowance for loan losses was $19.8 million or 3.07% of total loans compared to $19.3 million or 2.99% in the prior quarter.  The allowance for loan losses reflected 119% coverage over non-performing loans of $16.7 million.  Total classified assets as a percent of Tier 1 Capital plus allowance for loan losses was 45.8% in comparison to 44.3% at end of 2011 and down from 62.5% at March 31, 2011.

A summary of key metrics related to asset quality follows (dollars in millions):

	March 31, 2012	December 31, 2011	March 31, 2011
Classified Loans	$61.1	$54.0	$74.8
Classified Assets	$62.3	$60.0	$81.8
Classified Assets / Tier 1 + ALLL	45.83%	44.31%	62.46%
Non-Performing Assets / Total Assets	1.74%	1.35%	3.43%
ALLL / Gross Loans	3.07%	2.99%	3.65%
Non-Performing Loans	$16.7	$12.4	$27.2
ALLL / Non-Performing Loans	118.90%	156.16%	89.69%
Net Charge-Offs / Average Loans, Annualized	1.75%	1.75%	0.38%
OREO	$0.9	$0.9	$6.1
30-89 Day Delinquent Loans	$0.6	$0.8	$2.4
Non Performing Loans to Total Gross Loans	2.58%	1.91%	4.07%

Balance Sheet: Total assets as of March 31, 2012 were $1.0 billion, $21.6 million higher than reported in the prior quarter. The primary changes in earning asset mix was a $30.0 million increase in the investment securities portfolio which mainly occurred in March as deposits increased and market rates rose. In first quarter 2012, the Company sold $12.5 million of securities, comprised of agency mortgage backed securities ("MBS") and non-agency commercial mortgage backed securities ("CMBS"). The sales were targeted at select CMBS issues that had appreciated in price but were beginning to realize some credit deterioration, in addition to fast paying agency mortgage backed securities. The net gain on securities sold in first quarter was $0.3 million and the unrealized gain at quarter-end on the entire portfolio was $3.7 million. Proceeds from the sales were largely reinvested back into new issue CMBS with better credit profiles and agency backed MBS and collateralized mortgage obligations ("CMO") with better return profiles and limited exposure to refinance risk. Municipals comprise 23% of the portfolio, corporate bonds 11%, mortgage-backed securities 63% (including agency issued of 51%), and other 3%. At March 31, 2012, the portfolio had an average duration of 3.48 years with a weighted average credit rating of AA.

Gross loans were largely flat in first quarter at $645.5 million, $0.8 million less than the prior quarter. The Bank plans to open the Ventura County loan production office in June, and has recently hired five additional lenders which we anticipate will accelerate growth in the loan portfolio, with an emphasis on the SBA and agricultural segments.  Loans held for sale declined $8.1 million mainly due to the sale of $4.3 million of classified loans that were marked to fair value and transferred into held for sale in fourth quarter, 2011 and sold in January 2012.  Average non-earning assets such as non-interest bearing cash and property and equipment increased $4.9 million primarily due to the previously mentioned purchase of the Company's administrative headquarters and three branch buildings.

Residential Mortgage Loan originations, which are largely sold to investors, were $41.1 million in first quarter a decline from the fourth quarter originations of $48.7 million, which was the best production quarter in 2011. Continued low interest rates, an increased sales force, and expansion into Ventura County should help fuel growth of this business in 2012. Gain on sale of consumer mortgages and related fees contributed $0.9 million to non-interest income in first quarter, down $0.2 million compared to the prior quarter.

Total Liabilities grew $18.6 million on a linked-quarter basis to $876.2 million as compared to $857.6 million in the fourth quarter, 2011. Total Deposits were $806.4 million, $20.2 million above prior quarter. Non-interest bearing demand deposit account ("DDA") balances surged $10.1 million and Savings/NOW/Money Market Accounts grew $8.4 million to $384.7 million largely due to a very successful deposit gathering campaign coupled with seasonality factors.  Non-interest bearing DDA deposits comprised 28% of total deposits and core deposits, defined as deposits exclusive of certificates greater than $100 thousand, were 88% of total deposits as of March 31, 2012.

Federal Home Loan Bank ("FHLB") borrowings increased $1.0 million to $52.5 million at the end of first quarter which were split between $23.5 million in short-term advances and $29.0 million in longer-term borrowings which the Company has laddered out over 10 years.

Deferred Tax Assets:  The Company's gross deferred tax asset at March 31, 2012 was $22.8 million, down $1.0 million from prior quarter and down $5.4 million from December 31, 2010.  These decreases are largely due to tax return timing differences driven by a decrease in the allowance for loan losses since December 31, 2010, as well as the decline in overall valuation allowances for foreclosed assets. In 2010 the Company had established a partial deferred tax asset valuation allowance of $7.1 million due to concerns that it was not "more likely than not" that it would realize 100% of the value of such assets. This partial valuation allowance was determined based on the results of the Company's model of deferred tax asset utilization over future periods. At that time, gross deferred tax assets had been $28.2 million and management determined that it was uncertain whether the Company would have sufficient future profitability to utilize all of its deferred tax assets.  In 2011, the Company significantly improved pre-tax earnings by $28.9 million over prior year, monitored its deferred tax asset position and refrained from releasing any of its valuation allowance until such time that profitability was adequately demonstrated, credit quality was improved, and updated projections of future earnings were solidified as part of the Company's annual strategic planning process in the fourth quarter of 2011.

At the end of fourth quarter, 2011 the Company modeled its projected pre-tax earnings available for deferred tax asset utilization against the timing differences as of December 31, 2011 and determined that $1.5 million of its existing $7.1 million valuation allowance was no longer required. Similarly, in the first quarter, 2012 the Company released $0.8 million using the same methodology. In 2012, to the extent the Company continues to demonstrate profitability and as timing differences reverse, we would expect the deferred tax valuation allowance to continue to decrease or, potentially, reverse in full when management determines that it is "more likely than not" that the deferred tax assets will be fully realized in future periods. The remaining deferred tax asset valuation allowance of $4.8 million will result in an incremental increase of 19 cents per share upon its full reversal.

Capital Position:  As of March 31, 2012, Heritage Oaks Bancorp continued to add to its strong capital position and remains well above all regulatory minimums. Heritage Oaks Bank, similarly, also grew capital and remains well above all regulatory minimum capital ratios.  Both the Company and the Bank are committed to maintaining strong capital levels and active capital management to anticipate risk, support balance sheet growth and to provide adequate return to our shareholders.

	For the three months ended,			MOU	Well Capitalized	Percent Excess	Dollar Excess
	March 31, 2012	December 31, 2011	March 31, 2011	Prescribed Ratios	Regulatory Requirement	Above Requirement	Above Requirement
Heritage Oaks Bancorp
Tier 1 leverage ratio	12.17%	12.06%	11.15%	N/A	5.00%	7.17%	$ 68,430
Tier 1 risk based ratio	14.60%	14.81%	14.37%	N/A	6.00%	8.60%	$ 68,438
Total risk based capital ratio	15.87%	16.07%	15.65%	N/A	10.00%	5.87%	$ 46,685
Tangible common equity to tangible assets	9.57%	9.46%	8.80%

Heritage Oaks Bank
Tier 1 leverage ratio	11.99%	11.85%	10.83%	10.00%	5.00%	1.99%	$ 18,951
Tier 1 risk based ratio	14.35%	14.51%	13.93%	N/A	6.00%	8.35%	$ 66,339
Total risk based capital ratio	15.62%	15.77%	15.20%	N/A	10.00%	5.62%	$ 44,627
Tangible common equity to tangible assets	12.71%	12.62%	11.91%

Liquidity:  Our Liquidity ratio (total cash and equivalents plus unpledged marketable securities divided by the sum of total deposits and short-term liabilities less pledged securities) remained very strong at 35.9% at the end of the first quarter, 0.8% higher than the prior quarter. At quarter-end, the Bank had remaining borrowing capacity with the FHLB of approximately $156 million, which increased by 6.7% from prior quarter-end due to normal utilization. The Bank also has a collateralized borrowing facility with the Federal Reserve Bank of $7.4 million and has the ability to purchase federal funds under a correspondent bank line of credit in the aggregate amount of $15.0 million as of March 31, 2012. Additionally, $263 million of the Company's $267 million investment portfolio was unpledged and available as on-balance sheet liquidity as of quarter-end.

Conference Call

Heritage Oaks Bancorp will host a conference call to discuss these first quarter results at 8:00 a.m. PDT on April 24, 2012. Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 and entering the conference ID 69608319, or via on-demand webcast. A link to the webcast will be available on the Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days.

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank is headquartered in Paso Robles and has two branches in Paso Robles and San Luis Obispo, single branch in Cambria, Arroyo Grande, Atascadero, Templeton, and Morro Bay and three branches in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branches in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbank.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Forward Looking Statements

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, credit quality and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the continued weak economic recovery in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, the effects on our operations of the enforcement actions we are subject to, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions in both the United States and abroad. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

Heritage Oaks Bancorp
Consolidated Balance Sheets

	(unaudited)	(audited)	(unaudited)
(dollar amounts in thousands)	3/31/2012	12/31/2011	3/31/2011
Assets
Cash and due from banks	$ 17,899	$ 18,858	$ 19,145
Interest bearing due from banks	8,803	16,034	27,719
Federal funds sold	--	--	--
Total cash and cash equivalents	26,702	34,892	46,864

Interest bearing deposits with other banks	--	--	119
Securities available for sale	266,996	236,982	203,210
Federal Home Loan Bank stock, at cost	4,685	4,685	4,974
Loans held for sale	13,811	21,947	4,115
Gross loans	645,468	646,286	667,831
Net deferred loan fees	(1,025)	(1,111)	(1,420)
Allowance for loan losses	(19,801)	(19,314)	(24,367)
Net loans	624,642	625,861	642,044
Property, premises and equipment	15,586	5,528	6,228
Deferred tax assets, net	18,038	18,226	20,605
Bank owned life insurance	14,966	14,835	13,972
Goodwill	11,049	11,049	11,049
Core deposit intangible	1,597	1,682	1,962
Other real estate owned	917	917	6,085
Other assets	9,791	10,534	9,634
Total assets	$ 1,008,780	$ 987,138	$ 970,861

Liabilities
Deposits
Demand, non-interest bearing	227,380	217,245	193,283
Savings, NOW, and money market	384,704	376,252	367,975
Time deposits under $100K	98,657	102,628	114,778
Time deposits of $100K or more	95,619	90,083	110,292
Total deposits	806,360	786,208	786,328
Short term FHLB borrowing	23,500	29,500	23,500
Long term FHLB borrowing	29,000	22,000	21,500
Junior subordinated debentures	8,248	8,248	8,248
Other liabilities	9,049	11,628	9,462
Total liabilities	876,157	857,584	849,038

Stockholders' equity
Preferred stock, 5,000,000 shares authorized: Series A senior preferred stock; $1,000 per share stated value issued and outstanding: 21,000 shares	20,253	20,160	19,883
Series C preferred stock, $3.25 per share stated value; issued and outstanding: 1,189,538 shares	3,604	3,604	3,604
Common stock, no par value; authorized: 100,000,000 shares; issued and outstanding: 25,163,571; 25,145,717; and 25,081,819 as of March 31, 2012; December 31, 2011; and March 31, 2011, respectively	101,161	101,140	101,140
Additional paid in capital	7,045	7,006	6,803
Accumulated deficit	(1,591)	(2,794)	(9,004)
Accumulated other comprehensive income (loss)	2,151	438	(603)
Total stockholders' equity	132,623	129,554	121,823
Total liabilities and stockholders' equity	$ 1,008,780	$ 987,138	$ 970,861

Book value per common share	$ 4.29	$ 4.17	$ 3.88

Tangible book value per common share	$ 3.79	$ 3.67	$ 3.36

Heritage Oaks Bancorp
Consolidated Statements of Operations

	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended
(dollar amounts in thousands except per share data)	3/31/2012	12/31/2011	3/31/2011
Interest Income
Interest and fees on loans	$ 9,927	$ 10,213	$ 10,534
Interest on investment securities	1,798	1,779	1,554
Other interest income	27	20	24
Total interest income	11,752	12,012	12,112
Interest Expense
Interest on savings, NOW and money market deposits	295	336	425
Interest on time deposits under $100	267	310	439
Interest on time deposits in denominations of $100 or more	260	314	409
Other borrowings	181	146	117
Total interest expense	1,003	1,106	1,390
Net interest income before provision for loan losses	10,749	10,906	10,722
Provision for loan losses	3,331	693	1,985
Net interest income after provision for loan losses	7,418	10,213	8,737
Non Interest Income
Fees and service charges	674	633	570
Mortgage gain on sale and origination fees	855	1,038	615
Debit/credit card fee income	419	421	380
Earnings on bank owned life insurance	152	152	148
Gain on sale of investment securities	303	796	73
Gain / (Loss) on sale of other real estate owned	--	44	(27)
Other Income	119	129	133
Total non interest income	2,522	3,213	1,892
Non Interest Expense
Salaries and employee benefits	4,536	4,258	4,551
Equipment	405	412	452
Occupancy	1,017	1,003	944
Promotional	137	177	172
Data processing	750	721	734
OREO related costs	98	115	99
Write-downs of foreclosed assets	--	230	733
Regulatory assessment costs	551	527	715
Audit and tax advisory costs	158	265	163
Director fees	109	146	103
Outside services	206	490	347
Telephone / communication costs	87	90	84
Amortization of intangible assets	86	89	165
Stationery and supplies	79	73	112
Other general operating costs	510	625	491
Total non interest expense	8,729	9,221	9,865
Income before provision for / (benefit from) income taxes	1,211	4,205	764
Provision for / (benefit from) income taxes	(374)	75	242
Net income	1,585	4,130	522
Dividends and accretion on preferred stock	381	251	365
Net income available to common shareholders	$ 1,204	$ 3,879	$ 157

Weighted Average Shares Outstanding
Basic	25,057,664	25,054,204	25,035,012
Diluted	26,290,370	26,261,179	26,251,608
Earnings Per Common Share
Basic	$ 0.05	$ 0.16	$ 0.01
Diluted	$ 0.05	$ 0.15	$ 0.01

Heritage Oaks Bancorp
Key Ratios

	Three Months Ended
PROFITABILITY / PERFORMANCE RATIOS	3/31/2012	12/31/2011	3/31/2011
Net interest margin	4.72%	4.67%	4.73%
Return on average equity	4.82%	12.87%	1.73%
Return on average common equity	4.49%	14.98%	0.65%
Return on average tangible common equity	5.10%	17.12%	0.57%
Return on average assets	0.65%	1.66%	0.22%
Non interest income to total net revenue	19.00%	22.76%	15.00%
Yield on interest earning assets	5.16%	5.15%	5.35%
Cost of interest bearing liabilities	0.65%	0.71%	0.85%
Cost of funds	0.48%	0.52%	0.67%
Operating efficiency ratio (1)	65.70%	66.17%	70.56%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	2.58%	1.91%	4.07%
Allowance for loan losses to non-performing loans	118.90%	156.16%	89.69%
Non-performing loans to total assets	1.65%	1.25%	2.80%
Non-performing loans to equity	12.56%	9.55%	22.30%
Non-performing assets to total assets	1.74%	1.35%	3.43%
Allowance for loan losses to total gross loans	3.07%	2.99%	3.65%
Net charge-offs to average loans outstanding, annualized	1.75%	1.08%	1.53%
Classified assets to Tier I + ALLL	45.83%	44.31%	62.46%

CAPITAL RATIOS

Company
Leverage ratio	12.17%	12.06%	11.15%
Tier I Risk-Based Capital Ratio	14.60%	14.81%	14.37%
Total Risk-Based Capital Ratio	15.87%	16.07%	15.65%

Bank
Leverage ratio	11.99%	11.85%	10.83%
Tier I Risk-Based Capital Ratio	14.35%	14.51%	13.93%
Total Risk-Based Capital Ratio	15.62%	15.77%	15.20%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses on securities sales, other than temporary impairment losses, amortization of intangible assets, gains and losses on sale of OREO, operating and administrative costs of OREO and gains and losses on sale of fixed assets.

Heritage Oaks Bancorp
Average Balances

	Three Months Ended
	3/31/2012			12/31/2011			3/31/2011
(dollars in thousands)	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp
Interest Earning Assets
Investments with other banks	$ --	0.00%	$ --	$ --	0.00%	$ --	$ 119	1.10%	$ --
Interest bearing due from banks	16,707	0.19%	8	16,362	0.15%	6	16,933	0.22%	9
Federal funds sold	--	0.00%	--	--	0.00%	--	2,839	0.14%	1
Investment securities taxable	193,788	2.88%	1,386	208,082	2.72%	1,425	173,871	2.74%	1,176
Investment securities non taxable	44,553	3.72%	412	36,451	3.85%	354	36,130	4.24%	378
Other investments	6,588	1.16%	19	6,588	0.84%	14	9,128	0.62%	14
Loans (1)	654,633	6.10%	9,927	658,397	6.15%	10,213	679,611	6.29%	10,534
Total earning assets	916,269	5.16%	11,752	925,880	5.15%	12,012	918,631	5.35%	12,112
Allowance for loan losses	(19,415)			(20,500)			(25,375)
Other assets	83,001			79,177			86,429
Total assets	$ 979,855			$ 984,557			$ 979,685

Interest Bearing Liabilities
Interest bearing demand	$ 64,142	0.09%	$ 15	$ 63,667	0.10%	$ 16	$ 63,802	0.22%	$ 34
Savings	33,993	0.11%	9	32,546	0.11%	9	28,583	0.17%	12
Money market	277,115	0.39%	271	278,740	0.44%	312	281,581	0.55%	379
Time deposits	187,963	1.13%	527	199,583	1.24%	623	228,693	1.50%	848
Total interest bearing deposits	563,213	0.59%	822	574,536	0.66%	960	602,659	0.86%	1,273
Other secured borrowing	--	0.00%	--	11	0.00%	--	--	0.00%	--
Federal Home Loan Bank borrowing	49,875	1.07%	133	37,766	1.07%	102	52,222	0.58%	75
Junior subordinated debentures	8,248	2.34%	48	8,248	2.12%	44	8,248	2.07%	42
Total borrowed funds	58,123	1.25%	181	46,025	1.26%	146	60,470	0.78%	117
Total interest bearing liabilities	621,336	0.65%	1,003	620,561	0.71%	1,106	663,129	0.85%	1,390
Non interest bearing demand	214,886			225,592			183,880
Total funding	836,222	0.48%	1,003	846,153	0.52%	1,106	847,009	0.67%	1,390
Other liabilities	11,249			11,098			10,127
Total liabilities	$ 847,471			$ 857,251			$ 857,136

Stockholders' Equity
Total shareholders' equity	132,384			127,306			122,549
Total liabilities and shareholders' equity	$ 979,855			$ 984,557			$ 979,685

Net interest margin		4.72%			4.67%			4.73%

Interest Rate Spread		4.51%	$ 10,749		4.44%	$ 10,906		4.50%	$ 10,722

(1) Nonaccrual loans have been included in total loans.

Heritage Oaks Bancorp
Loans and Deposits

(dollar amounts in thousands)	For the Quarters Ended
Loans	3/31/2012	12/31/2011	3/31/2011
Real Estate Secured
Multi-family residential	$ 16,549	$ 15,915	$ 16,380
Residential 1 to 4 family	21,436	20,839	21,674
Home equity lines of credit	31,333	31,047	31,413
Commercial	361,762	357,499	352,471
Farmland	9,582	8,155	12,670
Total real estate secured	440,662	433,455	434,608
Commercial
Commercial and industrial	132,078	141,065	141,516
Agriculture	16,393	15,740	15,278
Other	79	89	126
Total commercial	148,550	156,894	156,920
Construction
Single family residential	12,987	13,039	10,940
Single family residential - Spec.	278	8	898
Multi-family	1,650	1,669	1,728
Commercial	10,608	8,015	26,755
Total construction	25,523	22,731	40,321
Land	24,882	26,454	28,716
Installment loans to individuals	5,608	6,479	7,070
All other loans (including overdrafts)	243	273	196
Total gross loans	645,468	646,286	667,831
Deferred loan fees	1,025	1,111	1,420
Reserve for loan losses	19,801	19,314	24,367
Net loans	$ 624,642	$ 625,861	$ 642,044
Loans held for sale	$ 13,811	$ 21,947	$ 4,115

	For the Quarters Ended
Allowance for Loan Losses	3/31/2012	12/31/2011	3/31/2011
Balance, beginning of period	$ 19,314	$ 20,409	$ 24,940
Provision for loan losses	3,331	693	1,985
Loans charge-off
Residential 1 to 4 family	--	30	--
Commercial real estate	7	--	--
Farmland	4	161	286
Commercial and industrial	1,692	254	963
Agriculture	450	115	--
Land	785	--	9
Installment loans to individuals	11	5	19
All other loans	137	--	--
Total loan charge-offs	3,086	565	1,277
Recoveries of loans previously charged-off	242	437	978
Charge-offs / (recoveries) related to loan sales
Residential 1 to 4 family	--	--	3
Commercial real estate	--	1,268	1,288
Farmland	--	392	--
Commercial and industrial	--	--	12
Construction	--	--	291
Land	--	--	665
Net charge-offs / (recoveries) related to loan sales	--	1,660	2,259
Balance, end of period	$ 19,801	$ 19,314	$ 24,367

Net charge-offs	$ 2,844	$ 1,788	$ 2,558

	For the Quarters Ended
Deposits	3/31/2012	12/31/2011	3/31/2011
Demand, non-interest bearing	$ 227,380	$ 217,245	$ 193,283
Interest-bearing demand	65,717	64,298	64,918
Savings	35,127	33,740	28,368
Money market	283,860	278,214	274,689
Time deposits	194,276	192,711	225,070
Total deposits	$ 806,360	$ 786,208	$ 786,328

Heritage Oaks Bancorp
Non-Performing and Classified Assets

	For the Quarters Ended
Non-Performing Assets	3/31/2012	12/31/2011	3/31/2011
Loans on non-accrual status
Residential 1-4 family	$ 609	$ 622	$ 531
Home equity lines of credit	387	359	1,074
Commercial real estate	877	4,551	14,376
Farmland	--	--	875
Commercial and industrial	6,503	1,625	4,477
Agriculture	2,306	2,327	404
Construction	--	937	1,293
Land	5,911	1,886	4,061
Installment	60	61	76
Total non-accruing loans	$ 16,653	$ 12,368	$ 27,167
Other real estate owned (OREO)	917	917	6,085
Other repossessed assets	--	42	92
Total non-performing assets	$ 17,570	$ 13,327	$ 33,344

	For the Quarters Ended
Classified assets	3/31/2012	12/31/2011	3/31/2011
Loans	$ 61,111	$ 53,953	$ 74,812
Other real estate owned (OREO)	917	917	6,085
Other classified assets	284	5,166	887
Total classified assets	$ 62,312	$ 60,036	$ 81,784

Classified assets to Tier I + ALLL	45.83%	44.31%	62.46%

Note: Classified assets consists of substandard and non-performing loans, OREO, non-investment grade securities, other repossessed assets, loans held for sale that were substandard and substandard letters of credit.

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

	Balance				Transfers	Returns to		Transfers	Balance
	December 31,		Net		to Foreclosed	Accrual	Net	to Held	March 31,
(dollar amounts in thousands)	2011	Additions	Paydowns	Advances	Collateral	Status	Charge-offs	for Sale	2012
Real Estate Secured
Residential 1 to 4 family	$ 622	$ --	$ (13)	$ --	$ --	$ --	$ --	$ --	$ 609
Home equity line of credit	359	65	(37)	--	--	--	--	--	387
Commercial	4,551	--	(118)	--	--	(3,556)	--	--	877
Commercial
Commercial and industrial	1,625	6,943	(201)	--	(172)	--	(1,692)	--	6,503
Agriculture	2,327	450	(21)	--	--	--	(450)	--	2,306
Other	--	--	--	--	--	--	--	--	--
Construction
Single family residential	937	--	(937)	--	--	--	--	--	--
Land	1,886	5,233	(423)	--	--	--	(785)	--	5,911
Installment loans to individuals	61	11	(1)	--	--	--	(11)	--	60

Totals	$ 12,368	$ 12,702	$ (1,751)	$ --	$ (172)	$ (3,556)	$ (2,938)	$ --	$ 16,653

The following tables reconcile the quarter to date changes in the balance of OREO during 2012:

Heritage Oaks Bancorp
Quarter to Date OREO Reconciliation

	Balance				Balance
	December 31,				March 31,
(dollars in thousands)	2011	Additions	Sales	Writedowns	2012
Real Estate Secured
Residential 1 to 4 family	$ --	$ 176	$ (176)	$ --	$ --
Commercial real estate	215	--	--	--	215
Construction
Single family residential - Spec.	423	--	--	--	423
Tract	100	--	--	--	100
Land	179	--	--	--	179

Totals	$ 917	$ 176	$ (176)	$ --	$ 917
CONTACT: Simone Lagomarsino, CEO
         805-369-5260

         Tom Tolda, CFO
         805-369-5107